State of Delaware Secretary of State Division of Corporations Delivered 06:43 PM 02/07/2006 FILED 06:11 PM 02/07/2006 SRV 060117763 - 4106695 FILE

CERTIFICATE OF INCORPORATION

OF

ENERGY XXI USA, INC.

Article I.

The name of the Corporation is ENERGY XXI USA, INC. (the “Corporation”).

Article II.

The address of the registered office of the Corporation in the State of Delaware is 615 S. DuPont Highway, Dover, Kent County, Delaware 19901.  The name of its registered agent at such address is Capitol Services, Inc.

Article III.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware Corporation Law”).

Article IV.

The Corporation is to have perpetual existence.

Article V.

A.           Classes of Stock.  The Corporation is authorized to issue one class of capital stock, designated Common Stock (hereinafter referred to as “Common Stock”).  The amount of total authorized capital stock of the Corporation is one million (1,000,000) shares of Common Stock, $.01 par value.

B.           Common Stock.

1.           Terms of Issuance.  The Board of Directors is hereby authorized to issue the shares of Common Stock at such times and for such consideration, having a value not less than the par value thereof, as determined by the Board of Directors.

2.           Voting Rights.  Each share of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, at any and all meetings of the stockholders of the Corporation on all propositions before such meetings.  No holder of Common Stock shall have the right to cumulate such holder’s votes for the election of directors, but each holder of Common Stock shall be entitled to one vote for each share held thereof in the election of each director of the Corporation.  The Common Stock shall have the exclusive right to vote for the election of directors of the Corporation and for all other purposes.

Certificate of Incorporation

3.           Dividends.  The holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, out of funds legally available therefor, dividends payable in cash, stock or otherwise.

4.           Liquidation.  Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

C.           General Terms.  No stockholder shall be entitled as a matter of right, preemptive or otherwise, to subscribe for, purchase or receive any other securities, rights or options of the Corporation now or hereafter authorized to be issued, or other securities held in the treasury of the Corporation, whether issued or sold for cash or other consideration or as a dividend or otherwise.

Article VI.

The number of directors constituting the initial Board of Directors of the Corporation is three (3).  The size of the Board of Directors may be increased or decreased in the manner provided in the Bylaws of the Corporation.  All corporate powers of the Corporation shall be exercised by or under the direction of the Board of Directors except as otherwise provided herein or by law.  The name and address of the persons who are to serve as directors until the first annual meeting of stockholders or until their successors are elected and qualified are:

Name	Mailing Address

John D. Schiller	1021 Main Street One City Centre, Suite 2626 Houston, Texas 77002

West Griffin	1021 Main Street One City Centre, Suite 2626 Houston, Texas 77002

Steve Weyel	1021 Main Street One City Centre, Suite 2626 Houston, Texas 77002

Certificate of Incorporation

Article VII.

Election of members to the Board of Directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Meetings of the stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws may provide.  The books of the Corporation may be kept (subject to any provision contained in the Delaware General Corporate Law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

Article VIII.

A director may only be removed by the stockholders for cause at a special meeting of stockholders duly called for such purpose and only by the affirmative vote of at least two-thirds (2/3) of the stock of this Corporation issued and outstanding and entitled to vote thereon, notwithstanding that a lesser percentage may be specified by law.  As used herein, “cause” for the removal of a director shall be deemed to exist (i) if there has been a finding by not less than a majority of the disinterested directors not subject to the action that cause exists and such disinterested directors have recommended removal to the stockholders, or (ii) as otherwise provided by law.  A director may not be removed from office prior to the expiration of his term except as provided herein.

Article IX.

Special meetings of the stockholders of the Corporation, for any lawful purpose or purposes, may be called only by the Chairman of the Board or the President, and shall be called by the Chairman of the Board or the President at the written request, or by resolution adopted by the affirmative vote of a majority of the Board of Directors.  Such request shall state the purpose or purposes of the proposed meeting.  Stockholders of the Corporation shall not be entitled to request a special meeting of the stockholders.

Article X.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the Certificate of Incorporation or any amendment thereof are conferred subject to such right.

Article XI.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation, or adopt new Bylaws, without any action on the part of the stockholders, except as may be required by applicable law or the Bylaws of the Corporation.

Certificate of Incorporation

Article XII.

A.           Limitation of Liability.  To the fullest extent permitted by the Delaware Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit.  If the Delaware Corporation Law is amended after the date of filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware Corporation Law.

B.           Indemnification.  The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer, or employee at the request of the Corporation or any predecessor to the Corporation.

Article XIII.

The name and mailing address of the incorporator is as follows:

Name	Mailing Address

Charles B. Koerth	1300 Post Oak Blvd., Suite 2000 Houston, Texas 77056

The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, I the undersigned, being the incorporator hereinabove named, do hereby execute this Certificate of Incorporation this 7th day of February, 2006.

/s/ Charles B. Koerth
Charles B. Koerth, Incorporator